EXHIBIT 99.1

700 Milam, Suite 3100 Houston, TX 77002

NEWS RELEASE

Contact:	Stephen A. Thorington
Executive Vice President and Chief Financial Officer
(832) 239-6096 or (800) 934-6083

FOR IMMEDIATE RELEASE

PLAINS RESOURCES AGREES TO BE ACQUIRED BY VULCAN CAPITAL FOR

$16.75 PER SHARE IN CASH

- Special Committee Recommends Improved Vulcan Capital Proposal -

Houston, Texas.- February 19, 2004 – Plains Resources Inc. (NYSE: PLX) announced today that it has entered into a definitive cash merger agreement with an affiliate of Vulcan Capital, the investment arm of Paul G. Allen’s Vulcan Inc. Plains Resources’ Chairman James C. Flores and its CEO and President, John T. Raymond are participating with the affiliate of Vulcan Capital in the transaction. The agreement provides for shareholders of Plains Resources, other than Mr. Flores and Mr. Raymond (who together with the affiliate of Vulcan Capital form the “Vulcan Group”) to receive $16.75 per share in cash.

As previously announced on November 20, 2003, the Vulcan Group delivered a written proposal to Plains Resources to acquire all of PLX’s outstanding stock for $14.25 per share in cash (the “Original Vulcan Proposal”). The Board of Directors of Plains Resources formed a Special Committee of independent directors (the “Special Committee”) in response to the Original Vulcan Proposal. The Special Committee was authorized to retain independent advisors and to review, evaluate, negotiate, and make recommendations to the full board of Plains Resources with respect to the Original Vulcan Proposal. In addition, the Special Committee was authorized to consider proposals from other parties relating to a transaction with Plains Resources. The Special Committee retained Petrie Parkman & Co., Baker Botts L.L.P., and Morris, Nichols, Arsht & Tunnell as its independent advisors.

After careful consideration, including a thorough review with its independent advisors, the Special Committee announced on January 22, 2004 that it had determined that the Original Vulcan Proposal was inadequate and not in the best interests of Plains Resources’ shareholders. Following discussions and negotiations with the Vulcan Group and other interested parties, the Special

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Committee voted unanimously to recommend to the PLX Board of Directors and to Plains Resources’ shareholders the $16.75 per share proposal from the Vulcan Group (the “Revised Vulcan Proposal”). The PLX Board of Directors, excluding Mr. Flores, has approved the merger agreement and recommends that shareholders vote in favor of the transactions contemplated thereby.

The Revised Vulcan Proposal is backed by financing commitment letters from Fleet Bank, Bank of America, and Paul G. Allen. The $16.75 per share cash price in the Revised Vulcan Proposal represents a premium of approximately 24.6% over the closing price of Plains Resources stock of $13.44 per share on the day prior to the Original Vulcan Proposal and an increase of $2.50 per share above the Original Vulcan Proposal. In addition, $16.75 per share is above the highest closing price of Plains Resources shares on the New York Stock Exchange since the spin-off of Plains Exploration & Production Company on December 18, 2002.

The merger agreement contains customary fiduciary termination rights. The closing of the merger is subject to approval by the shareholders of Plains Resources and other customary closing conditions. The company plans to hold a special meeting of shareholders as soon as practicable. Completion of the transaction is expected during the second quarter of 2004.

As a result of the merger, Plains Resources will become a privately-held company. Accordingly, upon closing, the registration of the company’s common stock under the Securities Exchange Act of 1934 will terminate and the Company will cease filing reports with the Securities and Exchange Commission (“SEC”).

Plains Resources intends to file a proxy statement for the special meeting of shareholders to vote on the proposed transaction, and the Vulcan Group will file other relevant documents, with the SEC concerning the proposed transaction. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE INTERESTS OF THE PARTICIPANTS IN THE SOLICITATION OF PROXIES.

You will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Plains Resources free of charge by requesting them in writing from PLX at 700 Milam, Suite 3100, Houston, Texas 77002, Attention: Joanna Pankey, or by telephone at 832-239-6000.

Plains Resources and the Vulcan Group and their respective directors and executive officers and Mr. Flores and Mr. Raymond may be deemed to be participants in the solicitation of proxies from stockholders of Plains Resources in connection with the merger. Information about the direct and indirect interests, by security holdings or otherwise, of these persons is set forth in the company’s proxy statement for its 2003 annual meeting filed with the SEC on April 15, 2003 and in the Schedule 13D filed with the SEC by the Vulcan Group on December 1, 2003.

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About Plains

Plains Resources is an independent energy company engaged in the acquisition, development and exploitation of crude oil and natural gas. Through its ownership in Plains All American Pipeline, L.P., Plains Resources has interests in the midstream activities of marketing, gathering, transportation, terminalling and storage of crude oil. Plains Resources is headquartered in Houston, Texas.

About Vulcan Capital

Vulcan Capital is the private investment department of Vulcan Inc., the project and investment management company founded by Paul G. Allen in 1986 to manage his personal and business initiatives. Vulcan Capital is focused on generating long-term value appreciation across a diversified, multi-billion dollar portfolio. Investment activity spans various industry sectors and asset classes, from early stage venture investments and public equity investing to leveraged buyouts and structured finance.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties, including the risk that Plains Resources may be unable to successfully complete the proposed merger. Factors that may cause actual results to differ from those contained in the forward-looking statements include the failure of the company’s shareholders to approve the merger at the special meeting or the failure of any party to the merger agreement to satisfy a condition for the closing of the merger on or prior to August 31, 2004. Other risks and uncertainties that could affect the ability of the company to complete the merger include, among other things, economic conditions, oil and gas price volatility, uncertainties inherent in the exploration for and development and production of oil and has in estimating reserves, regulatory changes, risks, uncertainties and other factors that could have an impact on Plains All American Pipeline, L.P. (“PAA”), which could in turn impact the value of the company’s holdings in PAA, and other factors discussed in Plains Resources’ filings with the SEC.

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